                                                                    Exhibit 99.1

                                                          Contact: Brock Hill
                                                               (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
               STIPULATION REGARDING CAPITAL CREDIT AMORTIZATION

PASADENA, California, May 30, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), Coast Federal and the government filed a Joint Status Report, dated May 17, 2001, with the Claims Court. The Joint Status Report provides that, if the Claims Court's interpretation of the contract as set forth in its December 28, 2000, opinion is accepted as correct, the "level yield" method of amortization of Coast Federal's capital credit over a 12.7 year amortization period would apply. Coast Federal maintains its disagreement with the Claims Court's opinion concerning the duration of Coast Federal's contractual capital credit and reserves its right to appeal the Claims Court's rulings in such opinion subsequent to trial. As previously disclosed by the Trust, Coast Federal will submit revised expert reports with the Claims Court by July 1, 2001, that reflect the effects of the Claims Court's December 28, 2000, opinion on Coast Federal's damages claims.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ.##